 AMERICAN EAGLE OUTFITTERS REPORTS MARCH SALES OF $243 MILLION

Exhibit 99.1

American Eagle Outfitters Reports March Sales Of $243 Million

Same Store Sales Decrease 16%

Revises first quarter EPS guidance to higher end of range

Pittsburgh - April 9, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended April 4, 2009 decreased 9% to $242.6 million, compared to $267.3 million for the five weeks ended April 5, 2008.  Comparable store sales decreased 16% for the month, compared to a 12% decrease for the same period last year.

March sales were consistent with the company's range of sales expectations, and reflect the shift of Easter and related Spring breaks into April from March last year.

Total sales for the year-to-date nine week period ended April 4, 2009 decreased 5% to $419.8 million, compared to $442.4 million for the nine week period ended April 5, 2008. Comparable store sales decreased 13% for the year-to-date period compared to the same nine week period last year.

The company is revising first quarter earnings expectations to a range of $0.06 to $0.07 per share, compared to earnings of $0.21 per share last year. The company's previous first quarter guidance was $0.04 to $0.07 per share.  The earnings revision reflects AE's planned and controlled promotional strategy.   This revised guidance excludes potential additional impairment charges or losses related to investment securities.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 951 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 116 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's first quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300